Exhibit 99.1
November 7, 2023
USD Partners LP Announces Third Quarter 2023 Results
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three and nine months ended September 30, 2023. Financial highlights with respect to the third quarter of 2023 include the following:
•Reported a Net Loss of $2.8 million
•Reported Net Cash Provided by Operating Activities of $0.9 million, Adjusted EBITDA(1) of $2.0 million and Distributable Cash Flow(1) of $0.3 million

“We are pleased to have announced a short-term extension of the forbearance under our Credit Agreement last week as we continue to have constructive discussions with our bank group to secure a longer-term solution over the next two weeks,” said Adam Altsuler, the Partnership’s Chief Financial Officer. “In addition, we are also advancing several ongoing commercial discussions that could benefit the Partnership in the near future, such as our recent announcement regarding the extension of the terminalling services agreement at the Stroud Terminal.”

Stroud Terminal Short-Term Agreement Extension
In June 2023, we entered into a three-month rail-to-truck terminalling services agreement with a new third-party customer at the Stroud Terminal. The short-term agreement includes take-or-pay provisions with a minimum volume commitment. The customer entered into the agreement for a trial period to test the Stroud Terminal as a destination for its waxy crude oil production out of the Uinta Basin. The trial period commenced in August 2023. In October 2023, the customer elected to extend the terminalling services agreement through January 2024. If the testing period is successful, it is expected that a longer-term terminalling services agreement could be executed with the customer.

Expected Delisting from the New York Stock Exchange

Our common units could be delisted pursuant to Section 802.01B of the NYSE Listed Company Manual if our average market capitalization over a consecutive 30 trading-day period is less than $15 million. Our common units could also be delisted pursuant to Section 802.01D of the NYSE Listed Company Manual if the trading price of our common units on the New York Stock Exchange, or NYSE, is “abnormally low,” which has generally been interpreted to mean at levels below $0.16 per common unit. As of close of trading on November 6, 2023, our average market capitalization over the preceding 30 trading-days was approximately $16.5 million and the last reported sale price of our common units was $0.3996 per common unit.

Distribution for the Quarter Ended September 30, 2023

On November 7, 2023, the Board of Directors of the Partnership’s general partner, determined to continue the suspension of the Partnership’s quarterly distribution, effective for the quarter ended September 30, 2023, and utilize free cash flow to support the Partnership’s operations and potentially pay down debt. In addition, the previously announced amendment and interim waiver we entered into with the lenders under our senior secured credit facility (the “Credit Agreement”) in August 2023 and the covenant compliance provisions of the Credit Agreement prohibit us from making further distributions without our lenders’ consent.

Partnership’s Third Quarter 2023 Operational and Financial Results
Substantially all of the Partnership’s cash flows are generated from multi-year, take-or-pay terminalling services agreements related to its terminals, which include minimum monthly commitment fees. The Partnership’s customers include major integrated oil companies, refiners and marketers, the majority of which are primarily investment-grade rated or high-quality credit counterparties.

The Partnership’s revenues for the third quarter of 2023 relative to the same quarter in 2022 were lower primarily as a result of lower revenues at the Hardisty Terminal due to a reduction in contracted capacity. In addition, the Partnership had a decrease in revenue due to the sale of the Casper Terminal that occurred at the end of the first quarter of 2023.

The Partnership had lower operating costs during the third quarter of 2023 as compared to the third quarter of 2022. During the third quarter of 2022, the Partnership recognized a non-cash impairment of the intangible and long-lived assets associated with the Casper Terminal, with no similar occurrence in 2023.

The Partnership also experienced lower pipeline fee expense which is directly attributable to the associated decrease in the Hardisty terminal revenues previously discussed, as compared to the third quarter of 2022. In addition, subcontracted rail services costs were lower due to decreased throughput at the terminals. Operating and maintenance costs were lower primarily due to lower costs incurred associated with Hardisty Terminal primarily resulting from the decreased throughput at the terminal and lower expenses due to the sale of the Casper Terminal. In addition, operating and maintenance costs were lower at the Stroud Terminal as the Partnership incurred costs for idling the Stroud Terminal in the third quarter of 2022, with no similar expense incurred in the same period of 2023.

Selling, general and administrative costs (“SG&A costs”) were lower as SG&A costs for the third quarter of 2022 included expenses associated with the Hardisty South acquisition, with no acquisition expense incurred in the third quarter of 2023. In addition, SG&A costs were lower due to the aforementioned sale of the Casper Terminal.

Depreciation and amortization expenses were lower in the third quarter of 2023 as compared to the same period in 2022, primarily associated with the sale of the Casper Terminal. In addition, the Partnership discontinued depreciation of the Stroud Terminal assets, as the assets are currently classified as held for sale.

The Partnership reported a net loss of $2.8 million in the third quarter of 2023 as compared to a net loss of $69.4 million in the third quarter of 2022, which included a non-cash impairment of the intangible and long-lived assets associated with the Casper Terminal of $71.6 million. The change in net income was due primarily to the operating factors discussed above. In addition, the Partnership had higher interest expense incurred during the third quarter of 2023 resulting from higher interest rates and a lower non-cash gain associated with the Partnership’s interest rate derivatives recognized in the third quarter of 2023 as compared to the comparative period.

The Partnership had Net Cash Provided by Operating activities of $0.9 million for the three months ended September 30, 2023 as compared Net Cash Provided by Operating Activities of $13.5 million for the prior year period. The decrease in the Partnership’s operating cash flow resulted from the factors already discussed. Net Cash Used in Operating Activities was also impacted by the general timing of receipts and payments of accounts receivable, accounts payable and deferred revenue balances.

Adjusted EBITDA for the third quarter of 2023 decreased by 84% when compared to the same period in 2022 due primarily to the factors discussed above. Distributable Cash Flow decreased to $0.3 million for the current quarter and also includes the impact of higher cash paid for income taxes when compared to the prior year quarter, partially offset by lower cash paid for interest.

Partnership’s Third Quarter 2023 Liquidity Position
As of September 30, 2023, the Partnership had approximately $8.7 million of unrestricted cash and cash equivalents. On August 8, 2023, the Partnership executed an amendment to its Credit Agreement. Pursuant to this amendment, among other things, the Partnership agreed that it will not make any additional requests for new borrowings or letters of credit, or convert outstanding loans from one type to another, in each case under the Credit Agreement. Therefore, as of September 30, 2023 the Partnership had no available capacity under its Credit Agreement. At September 30, 2023, the Partnership was not in compliance with the total leverage ratio and interest coverage covenants set forth in its Credit Agreement; however, the Partnership was not considered to be in default with its banks due to the agreed upon forbearance under the October Letter Agreement with its lending group discussed below.
As of November 2, 2023, the Partnership had borrowings of approximately $195.9 million outstanding under its senior secured credit facility and unrestricted cash and cash equivalents of approximately $6.3 million.

Credit Agreement Update
The Partnership’s senior secured credit facility matured on November 2, 2023. The Partnership is in active discussions with the administrative agent and other banks within the lender group, as well as other potential financing sources, regarding the possible extension, renewal or replacement of the senior secured credit facility prior to the expiration of the forbearance period described below.

On October 6, 2023 and November 1, 2023, the Partnership entered into letter agreements, or the October Letter Agreement and November Letter Agreement, respectively, on its Credit Agreement with the lenders party thereto and Bank of Montreal, as administrative agent, or the Administrative Agent, to the Credit agreement.

Pursuant to the October Letter Agreement, the lenders and Administrative Agent agreed to, among other things, extend the expiration date of the original waiver from October 10, 2023 to November 3, 2023, and waive the event of default arising from non-payment of the interest due on October 10, 2023 until November 3, 2023. The November Letter Agreement extended this forbearance period and temporarily waives, through November 17, 2023, events of default arising from the non-payment of amounts due on the maturity date on November 2, 2023. As a condition to the October Letter Agreement, among other things, the Partnership agreed to terminate its derivative interest rate swaps and apply all proceeds thereof to repayment of the obligations then outstanding under the Credit Agreement. In addition, the Letter Agreements reduce the aggregate commitments under the Credit Agreement and the sublimit for letters of credit under the Credit Agreement to $195.9 million. The Partnership agreed not to make any additional requests for new borrowings or letters of credit, or convert outstanding loans from one type to another, in each case under the Credit Agreement, which may further impact the Partnership’s liquidity.

About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USD”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies, refiners and marketers. The Partnership’s principal assets include a network of crude oil terminals that facilitate the transportation of heavy crude oil from Western Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.

USD, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USD’s solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USD is currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com. Information on websites referenced in this release is not part of this release.

Non-GAAP Financial Measures
The Partnership defines Adjusted EBITDA as Net Cash Provided by (Used in) Operating Activities adjusted for changes in working capital items, interest, income taxes, foreign currency transaction gains and losses, and other items which do not affect the underlying cash flows produced by the Partnership’s businesses. Adjusted EBITDA is a non-GAAP, supplemental financial measure used by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the Partnership’s liquidity and the ability of the Partnership’s businesses to produce sufficient cash flows to make distributions to the Partnership’s unitholders; and
•the Partnership’s ability to incur and service debt and fund capital expenditures.

The Partnership defines Distributable Cash Flow, or DCF, as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. DCF is a non-GAAP, supplemental financial measure used by management and by external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the amount of cash available for making distributions to the Partnership’s unitholders;
•the excess cash flow being retained for use in enhancing the Partnership’s existing business; and
•the sustainability of the Partnership’s current distribution rate per unit.
The Partnership believes that the presentation of Adjusted EBITDA and DCF in this press release provides information that enhances an investor’s understanding of the Partnership’s ability to generate cash for payment of distributions and other purposes. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is Net Cash Provided by (Used in) Operating Activities. Adjusted EBITDA and DCF should not be considered alternatives to Net Cash Provided by (Used in) Operating Activities or any other measure of liquidity presented in accordance with GAAP. Adjusted EBITDA and DCF exclude some, but not all, items that affect Net Cash Provided by (Used in) Operating Activities and these measures may vary among other companies. As a result, Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies. Reconciliations of Net Cash Provided by (Used in) Operating Activities to Adjusted EBITDA and DCF are presented in this press release.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the ability of the Partnership and USD to achieve contract extensions, new customer agreements and expansions; the ability of the Partnership to extend, renew or replace its senior secured credit facility prior to the expiration of the forbearance period described above; the ability of the Partnership and USD to develop existing and future additional projects and expansion opportunities (including successful completion of USD’s DRU) and whether those projects and opportunities developed by USD would be made available for acquisition, or acquired, by the Partnership; volumes at, and demand for, the Partnership’s terminals; and the amount and timing of future distribution payments and distribution growth. Words and phrases such as “expect,” “plan,” “intent,” “believes,” “projects,” “begin,” “anticipates,” “subject to,” “could” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the Partnership’s ability to enter into new contracts for uncontracted capacity and to renew expiring contracts, actions by the Partnership’s lenders, including with respect to modifications to or waivers under the Credit Agreement in light of the current uncertainty regarding the Partnership’s ability to remain in compliance with the covenants of the Credit Agreement or to refinance, extend or replace the Credit Agreement before the expiration of the forbearance on November 17, 2023, the Partnership’s ability to obtain additional sources of capital and maintain sufficient liquidity, and changes in general economic conditions and commodity prices, as well as those factors set forth under the heading “Risk Factors” and elsewhere in the Partnership’s most recent Annual Report on Form 10-K and in the Partnership’s subsequent filings with the Securities and Exchange Commission (many of which may be amplified by the COVID-19 pandemic and the recent significant reductions in demand for and prices of crude oil, natural gas and natural gas liquids). The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

'(1)
The Partnership presents both GAAP and non-GAAP financial measures in this press release to assist in understanding the Partnership’s liquidity and ability to fund distributions. See “Non-GAAP Financial Measures” and reconciliations of Net Cash Provided by (Used in) Operating Activities, the most directly comparable GAAP measure, to Adjusted EBITDA and Distributable Cash Flow in this press release.

USD Partners LP
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2023 and 2022
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(in thousands)
Revenues
Terminalling services	$9,785	$19,345	$47,888	$84,872
Terminalling services — related party	740	670	2,186	1,987
Fleet leases — related party	373	912	943	2,737
Fleet services — related party	—	298	171	896
Freight and other reimbursables	5	254	195	514
Freight and other reimbursables — related party	174	—	291	—
Total revenues	11,077	21,479	51,674	91,006
Operating costs
Subcontracted rail services	2,210	2,742	7,818	10,337
Pipeline fees	2,991	5,735	14,298	22,625
Freight and other reimbursables	179	254	486	514
Operating and maintenance	1,179	2,888	3,955	9,464
Operating and maintenance — related party	—	—	—	258
Selling, general and administrative	2,012	2,633	8,770	10,885
Selling, general and administrative — related party	1,781	2,318	5,760	10,207
Impairment of intangibles and long-lived assets	—	71,612	—	71,612
Gain on sale of business	(9)	—	(6,211)	—
Depreciation and amortization	1,313	5,758	4,942	17,362
Total operating costs	11,656	93,940	39,818	153,264
Operating income (loss)	(579)	(72,461)	11,856	(62,258)
Interest expense	4,929	3,126	13,849	6,725
Gain associated with derivative instruments	(3,187)	(6,904)	(6,092)	(13,800)
Foreign currency transaction loss	—	152	102	1,942
Other income, net	(77)	(28)	(193)	(55)
Income (loss) before income taxes	(2,244)	(68,807)	4,190	(57,070)
Provision for income taxes	561	546	385	1,005
Net income (loss)	$(2,805)	$(69,353)	$3,805	$(58,075)

USD Partners LP
Consolidated Statements of Cash Flows
For the Three and Nine Months Ended September 30, 2023 and 2022
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(in thousands)

Cash flows from operating activities:
Net income (loss)	$(2,805)	$(69,353)	$3,805	$(58,075)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,313	5,758	4,942	17,362
Gain associated with derivative instruments	(3,187)	(6,904)	(6,092)	(13,800)
Settlement of derivative contracts	537	7,637	1,148	7,029
Unit based compensation expense	930	1,183	2,842	3,703
Gain on sale of business	(9)	—	(6,211)	—
Loss associated with disposal of assets	—	—	—	3
Deferred income taxes	(10)	442	(9)	328
Amortization of deferred financing costs	340	271	998	899
Impairment of intangibles and long-lived assets	—	71,612	—	71,612
Changes in operating assets and liabilities:
Accounts receivable	(114)	4,184	(118)	4,582
Accounts receivable — related party	(243)	(29)	(152)	1,688
Prepaid expenses, inventory and other assets	431	7,998	1,463	5,271
Accounts payable and accrued expenses	1,097	(7,760)	1,000	(4,399)
Accounts payable and accrued expenses — related party	(189)	278	(715)	(760)
Deferred revenue and other liabilities	2,666	(1,780)	(4,081)	(6,824)
Deferred revenue and other liabilities — related party	111	(16)	160	350
Net cash provided by (used in) operating activities	868	13,521	(1,020)	28,969
Cash flows from investing activities:
Additions of property and equipment	(274)	(117)	(649)	(405)
Reimbursement of capital expenditures from collaborative arrangement	—	1,774	—	1,774
Internal-use software development costs	—	—	(55)	—
Net proceeds from the sale of business	8	—	32,658	—
Acquisition of Hardisty South entities from Sponsor	—	—	—	(75,000)
Net cash provided by (used in) investing activities	(266)	1,657	31,954	(73,631)
Cash flows from financing activities:
Distributions	—	(4,292)	(2,154)	(11,446)
Payments for deferred financing costs	—	—	(203)	(13)
Payments for ongoing refinancing activities	(1,996)	—	(1,996)	—
Vested Phantom Units used for payment of participant taxes	(3)	(5)	(674)	(1,096)
Proceeds from long-term debt	—	—	—	75,000
Repayments of long-term debt	—	(10,000)	(19,100)	(22,396)
Net cash provided by (used in) financing activities	(1,999)	(14,297)	(24,127)	40,049
Effect of exchange rates on cash	(181)	(354)	(91)	703
Net change in cash, cash equivalents and restricted cash	(1,578)	527	6,716	(3,910)
Cash, cash equivalents and restricted cash – beginning of period	14,074	8,280	5,780	12,717
Cash, cash equivalents and restricted cash – end of period	$12,496	$8,807	$12,496	$8,807

USD Partners LP
Consolidated Balance Sheets
At September 30, 2023 and December 31, 2022
(unaudited)

	September 30,	December 31,
	2023	2022
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$8,688	$2,530
Restricted cash	3,808	3,250
Accounts receivable, net	1,704	2,169
Accounts receivable — related party	560	409
Prepaid expenses	5,153	3,188
Assets held for sale	19,136	—
Other current assets	2,757	1,746
Total current assets	41,806	13,292
Property and equipment, net	60,099	106,894
Intangible assets, net	51	3,526
Operating lease right-of-use assets	1,174	1,508
Other non-current assets	1,503	1,556
Total assets	$104,633	$126,776

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$4,626	$3,389
Accounts payable and accrued expenses — related party	436	1,147
Deferred revenue	1,781	3,562
Deferred revenue — related party	125	128
Long-term debt, current portion	195,787	214,092
Operating lease liabilities, current	462	700
Liabilities held for sale	300	—
Other current liabilities	5,494	7,907
Other current liabilities — related party	55	11
Total current liabilities	209,066	230,936
Operating lease liabilities, non-current	712	688
Other non-current liabilities	3,618	7,556
Other non-current liabilities — related party	119	—
Total liabilities	213,515	239,180
Commitments and contingencies
Partners’ capital
Common units	(104,497)	(108,263)
Accumulated other comprehensive loss	(4,385)	(4,141)
Total partners’ capital	(108,882)	(112,404)
Total liabilities and partners’ capital	$104,633	$126,776

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three and Nine Months Ended September 30, 2023 and 2022

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(in thousands)

Net cash provided by (used in) operating activities	$868	$13,521	$(1,020)	$28,969
Add (deduct):
Amortization of deferred financing costs	(340)	(271)	(998)	(899)
Deferred income taxes	10	(442)	9	(328)
Changes in accounts receivable and other assets	(74)	(12,153)	(1,193)	(11,541)
Changes in accounts payable and accrued expenses	(908)	7,482	(285)	5,159
Changes in deferred revenue and other liabilities	(2,777)	1,796	3,921	6,474
Interest expense, net	4,853	3,099	13,660	6,692
Provision for income taxes	561	546	385	1,005
Foreign currency transaction loss (1)	—	152	102	1,942
Non-cash deferred amounts (2)	(180)	(1,475)	(3,482)	(3,361)
Adjusted EBITDA attributable to Hardisty South entities prior to acquisition (3)	—	—	—	(258)
Adjusted EBITDA	2,013	12,255	11,099	33,854
Add (deduct):
Cash paid for income taxes, net (4)	(281)	(186)	(1,477)	(866)
Cash paid for interest	(1,441)	(2,513)	(9,847)	(4,873)
Maintenance capital expenditures	—	(6)	—	(56)
Cash paid for interest attributable to Hardisty South entities prior to acquisition (5)	—	—	—	59
Distributable cash flow	$291	$9,550	$(225)	$28,118

(1)	Represents foreign exchange transaction amounts associated with activities between the Partnership’s U.S. and Canadian subsidiaries.
(2)	Represents the change in non-cash contract assets and liabilities associated with revenue recognized at blended rates based on tiered rate structures in certain of the Partnership’s customer contracts and deferred revenue associated with deficiency credits that are expected to be used in the future prior to their expiration. Amounts presented are net of the corresponding prepaid Gibson pipeline fee that will be recognized as expense concurrently with the recognition of revenue.
(3)	Adjusted EBITDA attributable to the Hardisty South entities for the three months ended March 31, 2022, was excluded from the Partnership’s Adjusted EBITDA, as these amounts were generated by the Hardisty South entities prior to the Partnership’s acquisition and therefore, they were not amounts that could be distributed to the Partnership’s unitholders. Refer to the table provided below for a reconciliation of “Net cash provided by operating activities” to Adjusted EBITDA for the Hardisty South entities prior to acquisition.
(4)
Includes the net effect of tax refunds of $11 thousand received in the second quarter of 2023 associated with prior period Canadian taxes and $84 thousand received in the second quarter of 2022 associated with carrying back U.S. net operating losses incurred during 2020 and prior periods allowed for by the provisions of the CARES Act.

(5)	Cash payments made for interest of $59 thousand attributable to the Hardisty South entities for the three months ended March 31, 2022 was excluded from the Partnership’s DCF calculations, as these amounts were generated by the Hardisty South entities prior to the Partnership’s acquisition.

The following table sets forth a reconciliation of “Net cash used in operating activities,” the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA attributable to the Hardisty South entities prior to our acquisition of the entities:

Three months ended March 31, 2022
(in thousands)

Net cash used in operating activities	$(1,475)
Add (deduct):
Amortization of deferred financing costs	(84)
Deferred income taxes	(53)
Changes in accounts receivable and other assets	(217)
Changes in accounts payable and accrued expenses	155
Changes in deferred revenue and other liabilities	488
Interest expense, net	117
Provision for income taxes	59
Foreign currency transaction loss	1,600
Non-cash deferred amounts (1)	(332)
Adjusted EBITDA (2)	$258

(1)	Represents the change in non-cash contract assets and liabilities associated with revenue recognized at blended rates based on tiered rate structures in certain of the customer contracts.
(2)
Adjusted EBITDA associated with the Hardisty South entities prior to the Partnership’s acquisition includes the impact of expenses pursuant to a services agreement with USD for the provision of services related to the management and operation of transloading assets. These expenses totaled $3.2 million for the three months ended March 31, 2022. Upon the Partnership’s acquisition of the entities effective April 1, 2022, the services agreement with USD was canceled and a similar agreement was established with the Partnership.

Contact:
Adam Altsuler
Executive Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Jennifer Waller
Sr. Director, Financial Reporting and Investor Relations
(832) 991-8383
jwaller@usdg.com